UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

PROCAP FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 2, 2026, Anthony Pompliano, the Chief Executive Officer of ProCap Financial, Inc., on the Finance Freeman podcast, shared the following:

Finance Freeman Interview with Anthony Pompliano

March 2, 2026

https://www.youtube.com/watch?v=h09OxFm-ME4

FINANCE FREEMAN

Who is Anthony Pompliano? And how did this one tweet that you posted 10 years ago shape you through growing up and everything? I want to read it. “My rules of business. Build what people want, never give up, avoid assumptions, question assumptions, learn new ideas, and always reward ambition.”

ANTHONY POMPLIANO

Yeah. Well, thank you so much for having me. I think that general tweet is just some core principles — some were things that people told me, others were things I picked up along the way from life experiences. But if you think about a person who is successful in the world, they tend to be more well-rounded than not. And that’s what I’ve always tried to do. I’ve got an interest in technology and investing, but I also have an interest in geopolitics and various other disciplines. And so the more that you study different things and participate in different areas of the world, you realize that these core principles are applicable across all of them. Whether you are into sports, business, finance or anything in between, those principles really apply.

FINANCE FREEMAN

A lot of people don’t know your early history working with Facebook, or now the company Meta. And how did that — with your company ProCap Financial — how did some early days at Facebook and some things you experienced right after college really shape you for entrepreneurship and then creating your own company? You’ve done some really big things lately with the acquisition of Silvia CFO. I’d like you to talk a little bit for people that don’t know what BRR is. How is it different from other Bitcoin treasuries that we see pop up left and right? And what are you doing that is different and sets you apart?

ANTHONY POMPLIANO

My career has really been defined by one thing, which is power to the people. I was in the military. I made a very active decision to not become an officer. I stayed as a sergeant in the infantry. I really enjoyed being on the front lines with the everyday person in the military, and I think that is very connected to many of the businesses I’ve built over time. I built two software companies before I went to Facebook. I was very fortunate to be able to sell each one of those. And then when I went to work at Facebook, I got put in charge of the growth team that was focused on Facebook pages — mostly small and medium-sized businesses in America trying to use Facebook pages to grow their business. I had some success with that and then eventually went and worked directly with Mark Zuckerberg and Sheryl Sandberg, helping them grow their personal audiences on Facebook. That was really the first time major tech executives understood this idea of going direct — not going through traditional media but speaking directly to people using the internet for what it was created for. That was a very formidable experience. Being in proximity to great executives operating at the top of the game — there’s a lot of learning through osmosis. Before I left Facebook, I was fortunate enough to join a team at the time called Social Good. It was really the first time Facebook said, let’s go do really positive things in the world. Use our scale, our experience, our technology, but don’t worry about making money — which was kind of blasphemy inside that company. But we were able to launch things like Amber Alerts to help find kidnapped children, voter registration — we don’t care how you vote, but just get registered. It was a really cool experience to see what a technology company with scale can do in the world other than just make money for shareholders. From there, I started investing. I started investing because I didn’t have an idea of what company I wanted to build. And so for the last decade or so, where I think I’ve evolved to is: to be successful in business and investing moving forward, you have to be able to do three things. You’ve got to be able to operate businesses, you’ve got to be able to invest capital, and you’ve got to be able to create content. That creates a flywheel where the content drives distribution, that distribution means you don’t have to spend a lot of money on marketing, it changes the unit economics of businesses — whether you are the operator or a shareholder as an investor. That flywheel of creating content on the internet, building a very large audience, and then being able to build companies or invest in companies that you put through that distribution has really defined the last decade of my career. If you think of who’s in that audience, I call them self-directed or independent investors. That independent investor has three core qualities. First, they are independent thinkers — they don’t get their news from the mainstream media. They’re online, on X, Instagram, listening to podcasts, reading newsletters, on Reddit. By getting that differentiated news source, they are able to think more critically about many of the most important stories of the day. Second, they want to control their capital and independently invest it. They don’t trust financial advisors, they don’t trust RIAs. They usually say, I am smarter than those people. I can learn this myself. I don’t have to pay fees. I want to live and die with the decisions I make. And third, they’re chasing financial independence. They’ve come to the conclusion that they are not going to reach their financial goals with just a W2 income. They need to use their personal portfolio to generate enough capital to retire, buy a house, or do the things they want to do in life. If you look at the audience we’ve built, basically they are people like me. I consider myself an independent investor — someone who, sure, has institutional know-how and relationships and has been able to raise capital from great organizations, but still at the DNA of what I do day-to-day is an independent investor. I get my information online, I want to control my own capital, and I want to chase financial independence. As we discovered that’s who the audience was, we began to think: what are the products and services these people need? Which really is just — what are the products and services I wish existed that don’t? And probably the product you’re most aware of is Silvia, which is basically an AI CFO that allows people to use the context of their personal portfolios but use the power of the LLM to get better insights and information on what is happening in their portfolio and what they can do to positively impact it in the future.

FINANCE FREEMAN

I think you described me kind of perfectly — that’s my thought process with everything as well. Even from an investment standpoint, I don’t want someone else controlling my money. I do all of this work, all of this research. When I left my job as a chemical engineer, I had a 401k and it was good-sized and would have been good to retire with, but I was so excited to transfer it to an IRA where I had more investment opportunities. Can you talk a little bit about the Bitcoin treasury portion of BRR and how the two mix to bring something unique versus what we see with other simple treasury companies?

ANTHONY POMPLIANO

ProCap Financial is a company that really started in Q2 last year. I set up a private company — that private company was known as ProCap BTC. I chose to do a transaction with a SPAC, the Columbus Circle SPAC. As part of that transaction, I raised a little over $750 million. About two-thirds of that was equity. About one-third was a convertible debt. The entire idea was: I’m going to take this capital and execute an initial Bitcoin purchase. I understood very well what the institutional investors wanted. I said, look, I want to end up with a public company that has capital on its balance sheet. In order to do that, the most efficient way is to give the institutional investors the trade they want. Prior to me coming to the market, there were a lot of folks who said, I’m going to create a true Bitcoin treasury company — buy Bitcoin and then look for capital market solutions and financial engineering to buy more Bitcoin. I think those people will do just fine. Actually, I think they’ll do great. Bitcoin will go up over time. Those holding Bitcoin, as long as they manage their debt correctly, are going to be highly successful. A number of my friends and people I really respect run those companies. The area where I saw an opportunity was in how to initially fund those companies. Most of them were using reverse takeovers or RTOs. In doing so, they would have to raise capital at 1.2 to 1.3 times MNAV — which basically meant an investor was putting in $1 of capital but really paying $1.20 or $1.30 for $1 of Bitcoin exposure. There are just expenses — you’re merging into an entity that has shareholders, warrants, debt, potential legal liabilities and operations. So I said, is there a way we could give these institutional investors what they want — exposure to this trade at one times MNAV? They don’t want 1.2 or 1.3. They want one. And if we can figure out how to get them there, it’s a win-win. I’m going to end up with a publicly traded company with capital on its balance sheet and a clean slate; they’re going to end up with the exposure to this trade. And what people didn’t really understand at the time was a lot of these investors were basically going long the stock and shorting spot Bitcoin — because they were trying to lock in the premium exposure. If they get in at one, and it goes from 1 to 1.2, 1.5, 1.8x MNAV exposure, that increase in the premium is their return. They were delta neutral. They didn’t really care if Bitcoin went up or down. We were able to come to the market and give them exactly what they were looking for — approximately 1x MNAV exposure. We raised $750 million, went through the deSPAC process, and were able to buy about 5,000 Bitcoin during that process. At closing, we got another approximately $190-200 million from the convertible note funding. What we decided was to not take that money and buy Bitcoin. In hindsight, so far it looks like a pretty good decision because Bitcoin continued to fall in price, but also we had that cash available to ask: how can we be smart capital allocators? We had the 5,000 Bitcoin, but we said to ourselves, in a down market you don’t want a ton of leverage. If Bitcoin is down 50% and you have a ton of leverage on top of a vehicle that is just holding Bitcoin, then you’re down 70 or 80%. So we were able to buy back about $135 million — excuse me, about $35 million of that convert for 88 cents on the dollar. It was accretive to shareholders to buy back the debt, but also by delevering, you’re taking that overhang off the business. As of the last public numbers, we have just over 5,000 Bitcoin, about $70 million of cash, and a $100 million convert. Your debt-to-Bitcoin ratio is a little more conservative, but you’re in a very strong financial position. Then we said: if the market is going to allow our stock to trade at a significant discount to NAV, what is capital allocation 101? We should go buy back our stock. Rather than buy a dollar of Bitcoin, let’s go buy back the stock, which was trading anywhere between a 50% to a 30% discount to NAV. That’s what we’ve started to do. The way to think about buying discounted shares to NAV is — at one point earlier in the week, they were selling us a dollar for $0.70. So it’s accretive to shareholders. Now, I look at all of that as public company 101 stuff. What is your balance sheet? What’s your debt-to-equity ratio? How do you think about capital allocation? If your shares are trading at a premium, you should be issuing shares and trying to raise capital. If your shares are trading at a discount, you should be buying back your shares. That is true whether you are in the manufacturing business, a high-tech software company, or a recently deSPACed business that holds Bitcoin on the balance sheet. I’ve always been very clear that I did not want to run a traditional Bitcoin treasury company. What I’m much more interested in is building a modern financial services firm that has Bitcoin on its balance sheet. As part of that pursuit, we’ve announced that we’ve entered into an agreement to acquire CFO Silvia. CFO Silvia is a product that myself and a few other people built that really allows for the power of AI through the LLM with the context of your personal financial situation. I have been building products and services now trying to solve my own problems for those independent investors. The number one problem I had at the start of 2025 was a spreadsheet. That spreadsheet had all of my assets — public stocks, crypto, real estate, cars, I own a bunch of rare books — all these different things were sitting in there, and I said to myself every week I’m going to go update it. I probably did it like once a month and frankly it was a pain in the butt. I’d have to sit down with a cup of coffee and do it for two or three hours. So Silvia really started as: can we just build a dynamic dashboard where I can hook up all my accounts and it can auto-update? I can look at it every day and it’s updated with my net worth, the value of the assets, and understand what’s happening with my finances. Then a gentleman named Shain Noor, our co-founder — he’s an excellent engineer who formerly worked at NASA and the Boring Company — he said, what if we start to overlay some AI functionality here? So we created Silvia, which is an AI co-pilot. You can talk to Silvia about your personal situation. Plenty of people go to ChatGPT or Claude and ask what’s going to happen in the stock market or how to save on taxes, but the answers you get are very generic because they don’t have the context of your personal situation. With Silvia, when you come into the product, you attach all of your accounts. We only have read access — your data is encrypted and anonymized, and we cannot touch or move your assets. But what we can do is feed the LLM models your context. Now when you ask, how could I save money on taxes? It actually looks at your personal situation, understands best practices, and comes back and tells you asset by asset, here are things for you to consider. As we built that product, it exploded in popularity. Today we’ve publicly announced it’s got over $30 billion in assets connected to the platform. The average user has more than $2.5 million connected to the platform, and something like 94-95% of all users engage with the AI features. So as we started to see — I’ve got a publicly traded company with Bitcoin on its balance sheet, I want to build a modern financial services firm — where’s the opportunity? The opportunity is not to go recreate JPMorgan or Goldman Sachs. The opportunity is to build a financial services firm for these independent investors. And I’ve got a product in Silvia that is very unique in that I already have a relationship with those independent investors. They are attaching their accounts and asking a lot of questions to Silvia. We announced that the public company is buying Silvia — it’s a related party transaction, so it’s very important that both for the existing shareholders, for me, for potential future shareholders, we do a deal structure where the Silvia shareholders only get compensated if Silvia does what it says it’s going to do. We set up an independent committee at the board level, got a fairness opinion from a third party, spent a lot of time thinking through how to structure this deal, talked to most of our existing shareholders, took their feedback and incorporated it into the deal structure. Where we basically ended up: Silvia is being acquired by the public company, subject to a shareholder vote. But the Silvia shareholders will only get compensated if BRR trades above $9 a share — approximately 300% or more appreciation in the stock. If the stock never trades over $9, then the public company basically got Silvia for free. This is pretty good for public shareholders. But if Silvia is able to drive economic value and drive enterprise value to BRR, then the Silvia shareholders should get paid for that as well. It’s a unique deal structure, and I’m very excited about it because now we have two assets. We have AI, which is offense — we’re able to go and serve our customers, turn on revenue, and eventually drive profit. We will take that profit and sweep it into Bitcoin on the balance sheet, and Bitcoin will serve as defense. I think this is one of, if not the only, public company using artificial intelligence and Bitcoin together inside a publicly traded company to serve these customers. What I hope we build here — what we’re aspiring to build — is the world’s first agentic finance firm that will allow AI agents to go and serve users in a variety of different financial services, and then we take those profits and sweep it into Bitcoin. I think it’s very exciting. Obviously I feel pretty passionate about this. But we’ve got a lot of work ahead. The market is ultimately going to judge us based on: are we able to drive revenue and drive profits for shareholders, and can we continue to acquire more Bitcoin? If we can do those things, the company will do well. If we can’t, it will struggle.

FINANCE FREEMAN

I think the reason I personally invested in it — one was I invested previous to the Silvia acquisition and then I DCA’d into the Silvia acquisition. The $9 thing is incentive — that’s incentive to get almost a 300x return. But I think it’s the perfect entrepreneurial combination. There are two things you can do as someone trying to develop a business: one is you can build a better mousetrap, which you’ve essentially done in terms of the Bitcoin treasury. And from the AI front, the second part is solving a problem for yourself. So many people are out there looking for a business idea — but if you can solve a problem for yourself, odds are millions of people have that same problem. That’s why I personally invested in BRR. And I know you are extremely bullish on artificial intelligence and the future of it. We just talked about Silvia, which is more of a personalized AI agent. But as fast as AI is moving, we’re going to get to the time where AI agents are working with one another autonomously. And there’s going to have to be some type of payment infrastructure. In my personal opinion, I don’t think AI agents are going to be opening up Wells Fargo bank accounts. So how do you see the blockchain and cryptography helping that, and what does the path look like for AI agents to autonomously transact with one another?

ANTHONY POMPLIANO

It’s a very good question, and frankly I don’t think anyone knows the answer yet. I think people have some thesis or opinions and we’re all going to figure this out together. But I think there are a couple of different phases with this technology. There is the phase of: I’m a human, I’m used to using my computer to do various things, I’m going to get an AI agent to tell me how to better do it. So it gives me insight, but I am the one who is acting. It’s not very autonomous — it’s kind of like a better Google. Information can be valuable if I know what to do with it and I act on it correctly. The second stage is: now we are basically going to have the agent go and use a human interface to act on my behalf. It opens up a web page, navigates my username and password to my bank account, can send a wire or something. There is nothing unique — the company itself didn’t have to change anything. The agent is now automating the human action but still operating within that human interface. The third step becomes: what happens when now the bank or financial institution begins to change the way things look, feel, and operate because they are expecting agents to do that work — moving closer and closer to true autonomy. And then the last stage, in my opinion, is I set up an agent and just tell it, hey, go make me some money, and it spins up an account, gets a wallet, goes and creates a service — that’s the holy grail that everyone’s really excited about. You see some demos online right now and we’re getting closer than we were six months ago. Where I see a huge debate is it’s obvious what the end state is, but it is not obvious what the path or timeline looks like. At what point do we switch from the world we’re in today — which is like 95% of the world has traditional banking services, accounts, assets — and maybe 5% has digital native wallets, Bitcoin, stablecoins — to over time, now all of a sudden maybe 70% have digital native wallets and only 30% are using the traditional system? I don’t know when that switch happens, but it will happen. The other interesting thing is not only will we get that switch, but we’re also going to get a world where there are more agents interacting with money and stocks than humans. Does that happen because a bunch of new startups show up and start building this stuff? Or does it happen because the New York Stock Exchange and NASDAQ start tokenizing assets and the banks realize, hey, maybe we should give everyone an agent? I don’t know. That’s ultimately what we’ve all got to figure out. I go back to what we’re doing and simply say: if I can provide context to a model and get information, that information is likely more valuable than if I just talk to a model without the context. Where should we go from here? That’s part of our challenge. We talk to users all day long. They have all kinds of requests — a mobile app, international support, autonomous investing, the ability to go into their bank account and do things for them. It’s very exciting. But most startups die from a lack of focus. So we are trying to stay focused on the 80/20 rule. 20% of the work is going to have 80% of the results. What are those things? Let’s make sure we execute on those. Second — where is the world going? For example: if you’re a Silvia user today, should you get a bank account or should you get a wallet? Maybe we should offer both. A brokerage account? All this kind of stuff. I find it very exciting because I am a living, breathing example of what many entrepreneurs are going through right now — trying to figure out not only how to build companies in this age in terms of internal operations, but also what our products should look like. I saw a stat recently that a company said more than 50% of the visits to their technical documentation are now coming from agents rather than humans. If that’s the case, then your technical documentation is probably going to look different than it would for humans. That’s why you see software stocks coming under pressure, then recovering. You’re trying to figure out: are they going to be valuable in the future or not? I tend to think that change happens much slower than people like to think. And I think people drastically underestimate how many smart people work inside of these companies. So a big sell-off is unlikely to be warranted. But let’s see — that’s how markets get made, and it’ll be really interesting to watch this play out over the next couple of years.

FINANCE FREEMAN

It sure will. It’s very hard to underestimate what AI can do, but seeing IBM with like a 10% drop the other day — any other time in my life that would have been a perfect buy-the-dip opportunity, but then you sit there and go, wow, is this true? I’ve seen just how much money it’s saved me in editing costs and thumbnails — I know those are very simple examples, but that’s what I’ve personally seen. Now I want to transition a little bit into monetary policy as an investor. We have reached peak quantitative tightening, which ended on, I believe, October 3rd of last year. And now we’ve got a new Fed chair Walsh coming in, who is no stranger to the Federal Reserve, but has a very different mindset than others. My understanding is that Walsh’s opinion is that we should have a low balance sheet but very low interest rates. How do you think that’s able to play out and still stimulate the economy?

ANTHONY POMPLIANO

I think there’s a huge misunderstanding about what’s going to happen. Yes, everyone is looking back at what Kevin Warsh said in 2008, 2010, 2012. I hope people don’t go look at what I said in 2010, 2012, because my mind’s changed. Same with Kevin Warsh. What’s very unique about this situation is historically, if GDP is growing and asset prices are up, you usually see a central bank raising interest rates, not cutting. But what we’re seeing now is the exact opposite — 75 basis point cuts into the end of the year. President Trump and the administration have been very clear publicly. They want lower interest rates. They’re not going to put somebody up to be the Fed chairman who doesn’t want lower interest rates. And if you want lower interest rates, you’re not also going to be contracting the Fed’s balance sheet at the same time — those are counteracting forces. So what I believe is going to happen is we’re going to get QE. They’re going to run the economy hot. They’re going to cut interest rates. They’re going to print money. Now, the beauty of this is that we also have artificial intelligence. If you listen to Elon Musk, he talks about the supersonic tsunami of AI coming, and he says the US government is actually going to need to print more money, not less — and we’re not going to get high inflation because of the deflationary forces of AI. We actually have four deflationary forces hitting the US economy right now. You have tariffs, which have been deflationary and have really shifted consumer spending patterns. You have deportations — negative 2 million net migration last year, probably more this year. Then you have AI and you have robotics. So between tariffs, deportations, AI, and robotics, these deflationary forces are swallowing the US economy. And guess what? You’re going to cut rates, you’re going to print money. So I think assets like Bitcoin, gold, real estate, etc., are going to do very well over the next couple of years. It may be masked in the short term because if you have deflationary forces swallowing the US economy, stocks are down, Bitcoin is down, gold has cooled off, real estate is coming down. And you wonder — what is going on here? Well, you have deflationary forces coming. Deflation is usually actually a headwind for asset prices. That’s why they’re going to have to cut rates, print money, and really stimulate not only the economy but also asset prices. I call it a monetary slingshot. In the short term, you get a headwind. They start printing and printing and cutting rates. They are weakening the dollar. So over the medium to long term, you are slingshotting yourself with those asset prices even more than you were before. But the deflation in the short term is actually going to confuse people. I continue to say that I think the biggest risk right now for investors is that they get distracted or bored. Your thesis is right that they are going to devalue the dollar and it’s going to lead to asset prices going higher. But if deflation in the short term does not keep pushing asset prices up like we saw between 2020 and 2025, don’t get distracted. Do not get bored. Make sure you understand that you are looking at something that’s going to happen over a long period of time and just continue to focus on buying great assets that you can hold for a long time. And I think you’ll be just fine.

FINANCE FREEMAN

Great advice. If you look at Truflation, which I know you post about a lot — if you look at CPI, it comes in much higher than Truflation. Why do you think the Fed and the government is always so behind new metrics and new technology? When are we going to go to something like Truflation? I feel like the Fed is always late, and it’s because they use some of these older metrics. Do you think any of that will be updated with the new Fed chair and the way that President Trump is running things — that maybe we start looking at some of these newer indicators that take advantage of all the technology we have?

ANTHONY POMPLIANO

I think there are two pieces to this — what’s wrong with CPI and what is so advantageous about Truflation. On the CPI side: CPI is a lie. That is all people need to know. Every time you hear the Bureau of Labor Statistics tell you a data point, they are wrong. And the way you know they’re wrong is because their data collection methodology is very inaccurate and flawed. Their calculations are very inaccurate and flawed. And their outputs are inaccurate and flawed. A very high percentage — as much as 40% — of the inputs to CPI are estimates right now. That’s not good. They don’t know what the answers are. They actually send humans with tablets into grocery stores to manually input the prices of various goods. If I ask you to go do that, you’re going to make mistakes. So would I. It’s just human nature. Manually inputting data points of hundreds or thousands of items is not a smart way to collect data anymore. Another thing they do is they call homeowners and say, what could you rent your house for? Well, if you call me and ask me what I can rent my house for, I’m an optimist — the numbers I’m going to put out, right? So of course this is all skewed data. Then it’s backwards looking — not real time. They’re telling you what happened a month or two months ago. And then they have this whole idea of a basket of substitution goods. If eggs go up, you’re going to substitute eggs for something else. I don’t know about you, but I don’t substitute. I complain that the prices are up. I’m not happy about it. I’m not eating vegan eggs. The substitution thing is complete nonsense. Now if you look at Truflation — I’ve been a supporter of Truflation literally since the first day they announced they were going to work on this. What they said was, why are we going to call people and ask them what they could rent their house for? Why don’t we just look online at all the homes that recently rented and use those numbers? That’s market-validated information. Truflation for the inflation calculation has over 14 million daily data points from 40 different independent data providers. Inflation right now in the United States according to Truflation is under 1%. The government is still telling you it’s 2.4%. Now why are those two numbers important? It is now pretty well understood — it’s consensus view — that Truflation and the BLS number have a 97% correlation. The difference is that BLS is 30 days behind. So we saw over the last 60 days or so the Truflation measurement crash from over 2.5% to under 1%. Guess what happened to CPI last month? Went from 2.7 to 2.4. Guess what’s going to happen next month? It’s going to keep going. Will it get down under 1%? I’m not sure. But Truflation is showing us right now that food and home prices are deflationary. Home prices are down 1.5% over the last 12 months.

FINANCE FREEMAN

People think they want lower prices. And what we’re seeing right now is disinflation, but deflation is something we do not want. And if we ever did get into that scenario, I think we would see money printing like never before. To wrap up — I want to be very respectful of your time, Pomp — what advice do you have for any entrepreneurs? Someone like myself who left a full-time career as a chemical engineer, and now I’ve got content creation, I’m an investor, I have a few different side businesses. And also, what are some of the biggest opportunities you see in the next three to five years?

ANTHONY POMPLIANO

From an entrepreneurial standpoint, the three things I always tell every entrepreneur I talk with: one, if you start, don’t stop. It’s going to be hard. There’s going to be ups, downs, sideways, euphoric moments, and depressing moments. And those may happen back-to-back hours. Just — if you start, don’t stop. The second thing: I love the quote I think Naval Ravikant has, that the sign of intelligence is getting what you want out of life. What do you want? Do you really want to go build Amazon? It sounds great when you hear that Jeff Bezos has a lot of money. Cool. Is that the life you want? Do you hear Elon talk about how hard it has been? Not every person is built to do that stuff. You may be better off building a local car wash or an app that does $10,000 a month in revenue. Just understand — whatever you want out of life, make sure that’s what you’re ultimately moving towards. And then the third thing: the way you build a company is it is an act of service. You solve other people’s problems. My young kids — I always tell them, what’s a business? And they say back: solving problems for other people. It’s simple. But I think a lot of people constantly think of a business as what do I get? What do I get? I’ve never seen a business be successful that way. It’s always: what is the problem that you are solving for other people? If you do that well, then you will have a business. If you don’t stop, if you are intelligent about designing what you want your life to look like, and then you do everything in service of other people — you’ve got a shot. You can do that across all kinds of different sectors, from a lemonade stand to Tesla. Areas of opportunity? I think it’s pretty simple. Go to a place where you have a competitive advantage — and for most young people, that is going to be something technology-oriented or something where they can use an immense amount of free time to their advantage. I call it a barbell. Go compete on the technology side: Bitcoin, AI, drones, whatever technology you want to look at. Or go compete in an area where none of your peers are going — which is all of the trades, manufacturing, industrial. Do not get caught in the middle. There is very unlikely to be a huge amount of success operating a traditional accounting firm or a marketing agency. That barbell of go high-tech or go no-tech — those to me feel like the two areas to focus on.

FINANCE FREEMAN

That makes a lot of sense and that’s some great advice. Thank you very much for that. The reason I wanted to ask at the beginning who is Anthony Pompliano is because of what you just led to — how hard it is building a business. Because everyone always says “it must be nice” when they’re sitting on their couch and see wealth or any form of success. But what people don’t often see is that you didn’t wake up one morning and just go be on CNBC or launch a public company. There’s a lot of work that goes into it, and you’re a huge inspiration to me. I’m a huge fan. So I appreciate you coming on. I’ll leave all of Anthony’s socials down below if anyone does not already know who Mr. Pompliano is. Thank you for joining us today.

ANTHONY POMPLIANO

You got it. Thank you guys for having me.

IMPORTANT LEGAL INFORMATION

In connection with the proposed transaction by and among ProCap Financial, CFO Silvia, and Silvia Merger Sub, Inc., a Delaware corporation (the “Proposed Transaction”), ProCap Financial plans to file with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement of ProCap Financial (the “Proxy Statement”) in connection with Proposed Transaction. The definitive proxy statement and other relevant documents will be mailed to stockholders of ProCap Financial as of a record date to be established for voting on the Proposed Transaction and other matters as described in the Proxy Statement. ProCap Financial will also file other documents regarding the Proposed Transaction with the SEC. This communication does not contain all of the information that should be considered concerning the Proposed Transaction and is not intended to form the basis of any investment decision or any other decision in respect of the Proposed Transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS OF PROCAP FINANCIAL AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, AND AMENDMENTS THERETO, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH PROCAP FINANCIAL’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING OF ITS STOCKHOLDERS TO BE HELD TO APPROVE THE PROPOSED TRANSACTION AND OTHER MATTERS AS DESCRIBED IN THE PROXY STATEMENT BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT PROCAP FINANCIAL, SILVIA AND THE PROPOSED TRANSACTION.

Investors and security holders will also be able to obtain copies of the Proxy Statement and all other documents filed or that will be filed with the SEC by ProCap Financial, without charge, once available, on the SEC’s website at www.sec.gov, or by directing a request to: ProCap Financial Inc. at 600 Lexington Ave., Floor 2, New York, NY 10022.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE PROPOSED TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR ANY RELATED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS COMMUNICATION. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Participants in Solicitation

Silvia, ProCap Financial and their respective directors, executive officers, certain of their shareholders and other members of management and employees may be deemed under SEC rules to be participants in the solicitation of proxies from ProCap Financial’s stockholders in connection with the Proposed Transaction. A list of the names of such persons, and information regarding their interests in the Proposed Transaction and their ownership of ProCap Financial’s securities are, or will be, contained in ProCap Financial’s filings with the SEC. Additional information regarding the interests of the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of ProCap Financial’s stockholders in connection with the Proposed Transaction is contained in the Proxy Statement. Investors and security holders may obtain free copies of these documents as described above.

No Offer or Solicitation

This communication and the information contained herein is for informational purposes only and is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transactions and shall not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange the securities of Silvia or ProCap Financial, or any commodity or instrument or related derivative, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act or an exemption therefrom. Investors should consult with their counsel as to the applicable requirements for a purchaser to avail itself of any exemption under the Securities Act.

Forward-Looking Statements

Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding the financial position, business strategy and the plans and objectives of management for our future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “believe,” “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “trend,” “believe,” “estimate,” “predict,” “project,” “potential,” “seem,” “seek,” “future,” “outlook,” “forecast,” “projection,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve significant risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” set forth in the Company’s proxy statement/prospectus included in Company’s Registration Statement on Form S-4 (File No. 333-290365), initially publicly filed with the SEC on September 18, 2025, as amended, or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This press release is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

MEDIA CONTACT

Erica Chase

press@procapfinancial.com

INVESTOR CONTACT

investors@procapfinancial.com